UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

RENT-A-CENTER, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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**** OUR SPECIAL MEETING IS QUICKLY APPROACHING ****

**** YOUR IMMEDIATE ATTENTION IS REQUESTED ****

September 5, 2018

Dear Rent-A-Center Stockholder:

The Special Meeting of Stockholders of Rent-A-Center, Inc. (“Rent-A-Center”) is scheduled for September 18, 2018 to consider and vote on: (i) a proposal to adopt and approve the Agreement and Plan of Merger (the “Merger Agreement”) by and among Rent-A-Center, Vintage Rodeo Parent, LLC (“Parent”), and Vintage Rodeo Acquisition, Inc. (“Merger Sub”), pursuant to which Merger Sub will be merged with and into Rent-A-Center, with Rent-A-Center continuing as a wholly owned subsidiary of Parent; (ii) the transactions contemplated by the Merger Agreement, including, without limitation, the Merger (the “Merger Proposal”); and (iii) other matters relating to the Merger Proposal.

According to our records, your shares are not voted.

Your vote is very important.    Regardless of the number of shares of common stock you own, we urge you promptly to submit your vote by signing, dating, and returning the enclosed proxy card or by voting via Internet or Telephone by following the enclosed instructions. Not voting is the same as voting against the Merger Proposal.

The Rent-A-Center board of directors unanimously recommends that you vote “FOR” the Merger Proposal and “FOR” the other proposals to be voted upon at the upcoming Special Meeting of Stockholders.

On August 29th, the leading independent proxy advisory firm, Institutional Stockholder Services (“ISS”), recommended that Rent-A-Center stockholders vote “FOR” the Merger Proposal and the other related proposals to be considered at the Special Meeting of Stockholders. The ISS recommendation is relied upon by hundreds of mutual funds, institutional investors and other fiduciaries throughout the world.

In connection with the Merger Proposal, Rent-A-Center filed a Definitive Proxy Statement with the United States Securities and Exchange Commission on August 15th. Before making any voting decision, you are urged to read the Definitive Proxy Statement regarding the Merger Proposal carefully and in its entirety because it contains important information.

If you have any questions, please contact our proxy solicitor, Saratoga Proxy Consulting, at (888) 368-0379 or (212) 257-1311.

Thank you for your support.

RENT-A-CENTER, INC.